Exhibit 99.2

NOTICE OF SUPPLEMENTAL INDENTURE

SanDisk Corporation 1.5% Convertible Senior Notes due 2017

CUSIP No. 80004CAD3

May 12, 2016

Reference is made to the Indenture, dated as of August 25, 2010 (the “Indenture”), by and between SanDisk Corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), governing the Company’s 1.5% Convertible Senior Notes due 2017 (CUSIP No. 80004CAD3) (the “Notes”).

On October 21, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Western Digital Corporation (“Western Digital”), Western Digital Technologies Inc. (pursuant to that certain accession agreement dated as of March 25, 2016), a wholly-owned subsidiary of Western Digital (“WDT”), and Schrader Acquisition Corporation (the “Merger Sub”), a wholly-owned subsidiary of WDT. Pursuant to the Merger Agreement, the Merger Sub merged with and into the Company (the “Merger”). The Company was the surviving corporation and is now a wholly-owned indirect subsidiary of Western Digital. The Merger was consummated on the date hereof. Upon the consummation of the Merger, the Company, the Trustee and Western Digital entered into a supplemental indenture pursuant to which Western Digital became a co-obligor of the Notes.

At the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (“SanDisk Stock”) issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive 0.2387 shares of Western Digital common stock, par value $0.01 per share and $67.50 (such stock and cash amount, “Reference Property”).

In accordance with Section 13.06 of the Indenture, upon the consummation of the Merger the right to convert each $1,000 principal amount of Notes was changed to a right to convert such principal amount of Notes on the basis of the amount of Reference Property that a holder of a number of shares of SanDisk Stock equal to the Conversion Rate (as defined in the Indenture) immediately prior to the Merger would have owned or been entitled to receive upon the consummation of the Merger.

As a result of the Merger, which constitutes a Fundamental Change (as defined in the Indenture), the Conversion Rate for Notes surrendered for conversion from, and including, March 8, 2016 to, and including, June 9, 2016 shall be increased by 1.0702 additional units of Reference Property, as determined by SanDisk by reference to the table attached as Schedule A to the Indenture, to 20.8004 units of Reference Property. The Conversion Rate for Notes surrendered for conversion after June 9, 2016 (i.e., following expiration of the increased conversion rate) will be 19.7302 units of Reference Property, subject to adjustment pursuant to the terms of the Indenture.

In addition, as a result of the Merger, which constitutes a Designated Event (as defined in the Indenture) each holder has, subject to certain conditions, the right to require the Company to purchase (the “Purchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, on June 10, 2016 (as such date may be extended, the “Designated Event Repurchase Date”) at a purchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest, if any, thereon up to but excluding the Designated Event Repurchase Date. The Company has filed a Schedule TO and Designated Event Company Notice And Offer To Purchase (the “Offer to Purchase”). Exercises of the Purchase Right are subject to the requirements set forth in the Offer to Purchase.

SANDISK CORPORATION